UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 11, 2007

PERCEPTRON, INC.

(Exact Name of Registrant as Specified in Charter)

Michigan	0-20206	38-2381442
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

47827 Halyard Drive, Plymouth, MI	48170-2461
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (734) 414-6100

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.	RESULTS OF OPERATIONS AND FINANCIAL CONDITION

See Item 4.02(a).

Item 4.02.	NON-RELIANCE ON PREVIOUSLY ISSUED FINANICAL STATEMENTS OR A RELATED AUDIT REPORT OR COMPLETED INTERMIM REVIEW.

(a) On November 11, 2007, following discussions with management, the Audit Committee of the Board of Directors of Perceptron, Inc. (the “Company”) determined that the previously filed Consolidated Balance Sheets for the fiscal years ended June 30, 2007 and June 30, 2006 and Consolidated Statements of Cash Flow for the fiscal years ended June 30, 2007, June 30, 2006 and June 30, 2005 included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2007 (“Fiscal 2007 Form 10-K”) should no longer be relied on because of the need to restate certain items set forth therein. Attached as Exhibits 99.1 and 99.2 are schedules which set forth the effect of the restatement of certain line items on the Consolidated Balance Sheets for the fiscal years ended June 30, 2007 and June 30, 2006 and on the Consolidated Statements of Cash Flow for the fiscal years ended June 30, 2007, June 30, 2006 and June 30, 2005, respectively. The restatements will be reflected in an Annual Report on Form 10-K/A for the fiscal year ended June 30, 2007, which the Company intends to file shortly following this report.

Changes to the Consolidated Balance Sheets are limited to reclassifying the carrying amounts of investments in securities to short-term investments from cash and cash equivalents. Changes in the Consolidated Statements of Cash Flow will reflect the identification of purchases and sales of investments in securities as investing activities as well as the resulting increase or decrease in the carrying amount of cash and cash equivalents in each of the past three fiscal years. The changes have no effect on the Company’s Consolidated Statements of Income for the fiscal years ended June 30, 2007, June 30, 2006 and June 30, 2005.

The Company has held in the past and currently holds investment grade securities, primarily auction rate securities for which, every 28 days, an auction is held to provide holders of the investment the opportunity to increase (buy), decrease (sell) or hold their investment. In the past the Company identified, and reported, these securities as cash equivalents. Based on a review of SEC staff interpretations and FASB Statement 115, “Accounting for Certain Investments in Debt and Equity Securities”, the Company has concluded that these investments should have been classified as short-term investments. The short-term investments at June 30, 2007 are classified as held for sale and any unrealized gains or losses would be reported as other comprehensive income as a separate component of shareholder’s equity until realized or until a decline in fair value is determined to be other than temporary. During the first quarter of fiscal 2008, due to the negative conditions in the global credit markets, auctions failed for the $6.3 million the Company holds in auction rate securities investments. The funds associated with failed auctions will not be accessible until a successful auction occurs or a buyer is found outside of the auction process. Under applicable accounting rules, the Company will also evaluate the securities each reporting period for temporary and other than temporary impairments.

Based upon the Company’s current business plan, cash and cash equivalents of $18.3 million at September 30, 2007 and its existing unused credit facilities, the Company does not currently anticipate that the lack of liquidity on these investments will affect the Company’s ability to operate or fund its currently anticipated fiscal 2008 and beyond cash flow requirements.

As a result of the above circumstances, the Company has determined that it had a material weakness in internal controls over financial reporting as of June 30, 2007 as a result of the misclassification of these investments as cash equivalents.

Management and the Audit Committee of the Company’s Board of Directors discussed these matters with the Company’s independent registered public accounting firm, Grant Thornton LLP.

Item 9.01. FINANCIAL STATEMENTS AND EXHIBITS

C.	Exhibits.

	Exhibit No.	Description

	99.1	Schedule of Consolidated Balance Sheets Line Item Reclassification.

	99.2	Schedule of Consolidated Statements of Cash Flow Line Item Reclassification.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PERCEPTRON, INC.
(Registrant)

Date:November 13, 2007	/s/ John H. Lowry, III
By: John H. Lowry, III
Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit
Number	Description

99.1	Schedule of Consolidated Balance Sheets Line Item Reclassification.

99.2	Schedule of Consolidated Statements of Cash Flow Line Item Reclassification.